Exhibit 5.1

October 7, 2024

U.S. Gold Corp.

1910 E. Idaho Street, Suite 102-Box 604

Elko, Nevada 89801

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as legal counsel to U.S. Gold Corp., a Nevada corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the “Commission”) on October 7, 2024 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) Commission. The Registration Statement relates to the registration for resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 1,400,000 shares (each, a “Share”) of the Company’s common stock, $0.001 par value per share, issuable upon exercise of certain warrants of the Company (the “Warrants”). The Warrants were issued to the Selling Stockholders in a private placement pursuant to a Securities Purchase Agreement dated as of April 15, 2024 (the “Securities Purchase Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.

In rendering this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company, and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

We assume for purposes of this opinion that, when any Shares are required to be issued pursuant to the terms of the Warrants, the number of such shares will not exceed the number of shares then permitted to be issued under the Company’s Articles of Incorporation, as amended.

We are members of the Bar of the State of Colorado. Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of Colorado, the Nevada Private Corporations Chapter of the Nevada Revise Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published opinions of the Nevada courts. We express no opinion with respect to the laws of any other jurisdiction or of any other law of the State of Nevada.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that, as of the date hereof that the Shares, when issued against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

Davis Graham & Stubbs LLP